SCHEDULE 14C

(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934
(Amendment No.___)

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

BIOMETRX, INC.
(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	Fee computed on table below per Exchange Act Rules 14C-5(g) and 0-11.

1. Title of each class of securities to which transaction applies:
_____________________________________________________________________

2. Aggregate number of securities to which transaction applies:
_____________________________________________________________________

3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
_____________________________________________________________________

4. Proposed maximum aggregate value of transaction:
_____________________________________________________________________

☐
Check box if any part of the fee is offset as provided by Exchange Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1. Amount Previously Paid:
_____________________________________________________________________

2. Form, Schedule or Registration Statement No.:
_____________________________________________________________________

3. Filing Party:
_____________________________________________________________________

4. Date Filed:
_____________________________________________________________________

BIOMETRX, INC.
500 N. BROADWAY
JERICHO, NY 11753

INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE
SECURITIES EXCHANGE ACT OF 1934 AND REGULATION 14C THEREUNDER
__________________

WE ARE NOT ASKING YOU FOR A PROXY AND YOU
ARE REQUESTED NOT TO SEND US A PROXY
__________________

To the Stockholders of bioMETRX, Inc.:

NOTICE IS HEREBY GIVEN that certain stockholders of bioMETRX, Inc., a Delaware corporation (“bioMETRX” or the “Company”) have consented to taking of corporate actions by consent in lieu of a meeting of stockholders. The corporate actions will be effective 20 days after the mailing of this information statement to:

1.	Approve an amendment to our Certificate of Incorporation to effect a reverse stock split of all of the outstanding shares of Common Stock, at a ratio of between one-for-three and one-for-five.

2.
Amend our Certificate of Incorporation to increase the number of shares of Common Stock the Company is authorized to issue to 25,000,000 and decrease the par value of the Company’s Common Stock to $.001; and

Only stockholders of record at the close of business on January 13, 2006 are entitled to notice of these corporate actions. Holders of 60.7% of our Common Stock gave their written consent to the above corporate actions. This written consent was obtained pursuant to Section 228(a) of the Delaware General Corporation Law, as amended.

For further information regarding the matters as to which stockholder consent was given, I urge you to carefully read the accompanying Information Statement. If you have questions about these proposals or would like additional copies of the Information Statement, you should contact Steven Kang, Secretary, bioMETRX, Inc., 500 N. Broadway, Jericho, New York 11753; telephone: (516) 750-9733.

By order of the Board of Directors

Mark Basile
President and Chief Executive Officer

Melville, New York
February ___, 2006

BIOMETRX, INC.
500 N. BROADWAY
JERICHO, NY 11753
(516) 750-9733

INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
OF THE SECURITIES EXCHANGE ACT OF 1934

This Information Statement (the “Information Statement”) is being mailed on or about February 17, 2006 to the holders of record at the close of business on January 13, 2006, of the Common Stock of bioMETRX, Inc., a Delaware corporation (“bioMETRX” or the “Company”), in connection with action by written consent in lieu of an annual meeting to authorize and approve:

1.	An amendment to our Certificate of Incorporation to effect a reverse stock split of all of the outstanding shares of Common Stock, at a ratio of between one-for-three and one-for-five.

2.
An amendment to our Certificate of Incorporation increasing the number of authorized shares of our Common Stock, to 25,000,000 shares and decreasing the par value of the Company’s Common Stock to $.001; and

Members of the Board of Directors and stockholders owning or having voting authority for 13,291,105 shares of outstanding Common Stock have voted in favor of the above actions (the “Consenting Stockholders”). These stockholdings represent approximately 60.7% of the total outstanding common stock of bioMETRX sufficient to take the proposed action on the record date of January 13, 2006. Pursuant to Reg.§240.14c-2(b), these actions will not be effective until 20 days after this Information Statement is mailed to stockholders. Dissenting stockholders do not have any statutory appraisal rights as a result of the action taken. The Board of Directors does not intend to solicit any proxies or consents from any other stockholders in connection with this action.

Section 141(f) of the Delaware General Corporation Law (the “Delaware Law”) provides that any action which may be taken at any annual or special meeting of stockholders may be taken without a meeting and without prior notice if a consent in writing setting forth the action taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action. In order to eliminate the costs and management time involved in obtaining proxies and in order to effect the above actions as early as possible in order to accomplish the purposes hereafter described, the Board of Directors voted to utilize, and did in fact obtain, the written consent of the Consenting Stockholders who own shares representing a majority of our common stock.

Pursuant to Section 228(c) of the Delaware Law, we are required to provide prompt notice of the taking of the corporate action without a meeting to the stockholders of record who have not consented in writing to such action. This Information Statement is intended to provide such notice. No dissenters’ or appraisal rights under the Delaware Law are afforded to the Company’s stockholders as a result of the approval of the proposals.

This Information Statement is being distributed pursuant to the requirements of Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The entire cost of furnishing this Information Statement will be borne by bioMETRX. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock held of record by them and will reimburse such persons for their reasonable charges and expenses in connection therewith.

WHAT VOTE WAS REQUIRED TO APPROVE EACH ITEM?

For the approval of the proposed corporate actions, the affirmative vote of a majority of the shares of common stock outstanding and entitled to vote at the record date, or 11,031,843 shares, was required for approval.

CONSENTING SHAREHOLDERS

On January 17, 2006, our board of directors unanimously adopted resolutions declaring the advisability of, and recommended that shareholders approve the amendment to the Company’s Certificate of Incorporation to authorize a reverse split of between one-for-three and one-for-five of its shares of common stock and to increase the number of shares the Company is authorized to issue. In connection with the adoption of these resolutions, the board elected to seek the written consent of the holders of a majority of our outstanding shares in order to reduce the costs and implement the proposals in a timely manner.

On January 17, 2006, the following consenting shareholders, who collectively own 60.7% of our common stock, consented in writing to the proposed Amendment:

Name	No. of Shares	Percentage

The Naples Trust	4,522,400	20.5%
Mark Basile	2,303,677	10.4%
Russell Kuhn	4,274,754	19.4%
Steven Kang	1,676,425	7.6%
Steven Horowitz	284,000	1.3%
Harbor View Group, Inc.	329,849	1.5%
Total	13,391,105	60.7%

Under Delaware law, we are required to give all shareholders written notice of any actions that are taken by writtten consent without a shreholder meeting. Under Section 14(c) of the Exchange Act, the transactions cannot become effective until 20 days after the mailing date of this Information Statement to our shareholders.

We are not seeking written consent from any of our shareholders and our other shareholders will not be given an opportunity to vote with respect to the transactions. All necessary corporate approvals have been obtained, and this Information Statement is furnished solely for the purposes of:

•	Advising shareholders of the action taken by written consent, as required by Delaware law; and

•	Giving shareholders advance notice of the actions taken, as required by the Exchange Act.

Shareholders who were not afforded an opportunity to consent or otherwise vote with respect to the actions taken have no right under Delaware law to dissent or require a vote of all our shareholders.

 Stock Ownership Table

This table shows the number and percentage of bioMETRX common stock owned of record and beneficially as of January 13, 2006 by each of our directors and executive officers. The table also shows the name, address and number and percentage of shares owned by persons owning five percent of any class.

Name and Address	Number of Shares	Percentage

Mark Basile	7,576,077(1)(2)	33.2%
CEO and Chairman
500 N. Broadway
Jericho, NY 11753

Steven Kang	2,426,425(3)	10.6%
Director
9 Herkimer Street
Jericho, NY 11750

Frank Giannuzzi	238,000(4)	1.1%
Chief Financial Officer and Director
40 Stewart Street
Plainview, NY 11704

Clifford Zsevc	120,000(5)	0.5%
Chief Operating Officer
10 Pinecone Lane
Westbury, NY 11590

The Naples Trust (6)	4,522,400	20.5%
736 Carlisle Road
Jericho, NY 11753

Russell Kuhn	4,343,704(7)	19.6%
8680 Greenback Lane
Orangevale, CA 95662

Officers and directors as a group (4 persons) (1)(2)(3)(4)(5)	10,360,502	43.9%
_______________

(1)	Includes 4,522,400 shares held by the Naples Trust. Mr. Basile’s mother-in-law is the trustee for the Naples Trust and Mr. Basile’s wife is the beneficiary.
(2)	Includes 750,000 shares of common stock issuable within 60 days upon the exercise of options to purchase a like number of shares.
(3)	Includes 750,000 shares of common stock issuable within 60 days upon the exercise of options to purchase a like number of shares.
(4)	Includes 25,000 shares of common stock issuable within 60 days upon the exercise of options to purchase a like number of shares.
(5)	Includes 25,000 shares of common stock issuable within 60 days upon the exercise of options to purchase a like number of shares.
(6)	Mr. Basile’s mother-in-law is the trustee for The Naples Trust and Mr. Basile’s wife is the beneficiary.
(7)
Includes 68,990 shares of common stock issuable within 60 days upon the exercise of warrants to purchase a like number of shares. Excludes 275,990 shares which may be obtained upon the exercise of warrants which, by their terms, are not exercisable within 60 days.

APPROVAL OF AMENDMENT OF THE COMPANY’S
CERTIFICATE OF INCORPORATION

At present, the Company is authorized to issue 50,000,000 shares of Common Stock, and 10,000,000 shares of Preferred Stock. The Company’s Board of Directors approved an amendment to the Company’s Certificate of Incorporation to (a) reverse split the outstanding shares of the Company’s Common Stock at a ratio of between one-for-three and one-for-five (the “Reverse Split”); (b) reduce the par value of the Company’s Common Stock resulting from the Reverse Split to $.001; and (c) increase the number of shares of Common Stock the Company is authorized to issue after the reverse split to 25,000,000. A copy of the Amendment to the Certificate of Incorporation substantially in the form it will be filed with the Secretary of the State of Delaware is attached hereto as Appendix A.

Reverse Split and Reduction of Par Value

As a result of the Reverse Split, each share of Common Stock outstanding at the effective time of the Reverse Split, will, without any action on the part of the holder thereof, each outstanding share will become between one-third and one-fifth of a share of Common Stock. Within those parameters, the Board will have the final decision of the ratio of the Reverse Split. The amendment will also decrease the par value per share of the Company’s common stock to $.001. The decrease in the par value per share will reduce the Company’s capital stock accounts. For purposes of this description, the Common Stock, as presently constituted, is referred to as the “Old Common Stock” and the Common Stock resulting from the Reverse Split is referred to as the “New Common Stock.” The bid price of the Company’s Common Stock on January 17, 2006 was $.90.

The Reverse Split will become effective upon the filing with the Secretary of State of an amendment to the Company’s Certificate of Incorporation which states that, upon the filing of the Certificate of Amendment, each share of Old Common Stock then issued and outstanding would automatically become such fraction of a share of New Common Stock as determined by the Board.

Principal Effects of the Reverse Split

The principal effects of the Reverse Split will be as follows:

Based upon the 22,063,685 shares of Old Common Stock outstanding on the Record Date, the Reverse Split of one-for-three and one-for-five would decrease the outstanding shares of Old Common Stock by approximately 66.6% and 80%, respectively, or to 7,354,562 or 4,412,737 shares, respectively. The Reverse Split of one-for-three and one-for-five also decreases the authorized number of shares of Common Stock from 50,000,000 to 16,666,667 or 10,000,000 shares respectively.

The Company will obtain a new CUSIP number for the New Common Stock at the time of the Reverse Split. Following the effectiveness of the Reverse Split, each yet to be determined number of shares of Old Common Stock, without any action on the part of the holder, will represent one share of New Common Stock.

Subject to the provisions for elimination of fractional shares, as described below, consummation of the Reverse Split will not result in a change in the relative equity position or voting power of the holders of Old Common Stock.

The Amendment to the Company’s Certificate of Incorporation will be filed with the Secretary of State of Delaware twenty days after the mailing of this Information Statement. The Reverse Split would become effective as of the date of such filing (the “Effective Date”).

Purposes of the Reverse Stock Split

The Reverse Split will decrease the number of shares of Old Common Stock outstanding and presumably increase the per share market price for the New Common Stock. Theoretically, the number of shares outstanding should not, by itself, affect the marketability of the stock, the type of investor who acquires it, or the Company’s reputation in the financial community, but in practice this is not necessarily the case, as many investors look upon a stock trading at or under $1.00 per share as unduly speculative in nature and, as a matter of policy, avoid investment in such stocks.

Many leading brokerage firms are reluctant to recommend lower-priced securities to their clients and a variety of brokerage house policies and practices currently tend to discourage individual brokers within firms from dealing in lower-priced stocks. Some of those policies and practices pertain to the payment of brokers’ commissions and to time-consuming procedures that make the handling of lower priced stocks unattractive to brokers from an economic standpoint. In addition, the structure of trading commissions also tends to have an adverse impact upon holders of lower priced stocks because the brokerage commission on a sale of a lower priced stock generally represents a higher percentage of the sales price than the commission on a relatively higher priced issue.

The Board of Directors believes that the Reverse Split is in the best interest of the Company and its shareholders because it would reduce the number of shares of its Common Stock outstanding to amounts that the Board of Directors believes are more reasonable in light of its size and market capitalization. The Company requires additional capital for its operations and does not believe that it will be able to raise the necessary capital unless the price of the Common Stock is higher than the current Common Stock price levels. However, no assurance can be given that the Reverse Split will result in any increase in the Common Stock price or that the Company will be able to complete any financing following the Reverse Split.

Exchange of Certificate and Elimination of Fractional Share Interests

On the Effective Date, shares of Old Common Stock will automatically be combined and changed into one share of New Common Stock. No additional action on the part of the Company or any shareholder will be required in order to effect the Reverse Split. Shareholders will be requested to exchange their certificates representing shares of Old Common Stock held prior to the Reverse Split for new certificates representing shares of New Common Stock. Shareholders will be furnished the necessary materials and instructions to effect such exchange promptly following the Effective Date. Certificates representing shares of Old Common Stock subsequently presented for transfer will not be transferred on the books and records of the Company but will be returned to the tendering person for exchange. Shareholders should not submit any certificates until requested to do so. In the event any certificate representing shares of Old Common Stock is not presented for exchange upon request by the Company, any dividends that may be declared after the Effective Date of the Reverse Split with respect to the Common Stock represented by such certificate will be withheld by the Company until such certificate has been properly presented for exchange, at which time all such withheld dividends which have not yet been paid to a public official pursuant to relevant abandoned property laws will be paid to the holder thereof or his designee, without interest.

No fractional shares of New Common Stock will be issued to any shareholder. Accordingly, shareholders of record who would otherwise be entitled to receive fractional shares of New Common Stock, will, upon surrender of their certificates representing shares of Old Common Stock, receive a new certificate representing the New Common Stock rounded up to the nearest whole share.

Federal Income Tax Consequences of the Reverse Split

The combination of shares of the Old Common Stock into one share of New Common Stock should be a tax-free transaction under the Internal Revenue Code of 1986, as amended, and the holding period and tax basis of the Old Common Stock will be transferred to the New Common Stock received in exchange therefor.

This discussion should not be considered as tax or investment advice, and the tax consequences of the Reverse Split may not be the same for all shareholders. Shareholders should consult their own tax advisors to know their individual Federal, state, local and foreign tax consequences.

Change in Authorized Capital Stock

The Board of Directors has approved an amendment to the Company’s Certificate of Incorporation which would change the number of authorized shares of Common Stock, and the par value to $.001 per share. The number of authorized common shares would be increased to 25,000,000 shares.

Discussion of the Amendment

Under the Company’s Certificate of Incorporation, the Board of Directors of the Company has authority to issue authorized and unissued shares of Common and Preferred Stock without obtaining approval from the holders of the Common Stock. The holders of the Company’s Common Stock and Preferred Stock do not have preemptive rights. The Preferred Stock provisions give the Board of Directors broad authority to issue shares of Preferred Stock in one or more series and to determine such matters as the dividend rate and preference, voting rights, conversion privileges, redemption provisions, liquidation preferences and other rights of each series. Each share of Common Stock is entitled to one vote. The holders of any series of preferred stock issued in the future will be entitled to such voting rights as may be specified by the Board of Directors.

It is not possible to determine the actual effect of the Preferred Stock on the rights of the holders of Common Stock until the Board of Directors determines the rights of the holders of a series of the Preferred Stock. However, such effect might include (i) restrictions on the payment of dividends to the holders of the Common Stock; (ii) dilution of voting power to the extent that the holder of the Preferred Stock are given voting rights; (iii) dilution of the equity interests and voting powers if the Preferred Stock is convertible into Common Stock; and (iv) restrictions upon any distribution of assets to the holders of the Common Stock upon liquidation or dissolution and until the satisfaction of any liquidation preference granted to the holders of Preferred Stock. Because of the broad powers granted to the Board of Directors to issue shares of Preferred Stock and determine the rights, preferences and privileges of the holders of such series, the Board of Directors has the power to issue shares of Preferred Stock in a manner which could be used as a defensive measure against a hostile takeover or to keep the Board of Directors in power. However, the Board of Directors has no present plans to issue shares for such purpose.

Purpose

It is important we preserve our flexibility to issue additional shares of Common Stock. The Board believes that the authorization of additional authorized shares of Common Stock is advisable to provide us with the flexibility to take advantage of opportunities to issue such stock in order to obtain capital, as consideration for possible acquisitions or for other purposes including, without limitation, the issuance of additional shares of Common Stock through stock splits and stock dividends in appropriate circumstances. There are, at present, no plans, understandings, agreements or arrangements concerning the issuance of additional shares of Common Stock, except for the shares to be issued pursuant to existing agreements or upon the exercise of stock options, warrants or other convertible securities, currently outstanding.

Effects of An Increase in Authorized Shares

Uncommitted authorized but unissued shares of Common Stock may be issued from time to time to such persons and for such consideration as the Board may determine. Holders of the then outstanding shares of Common Stock may or may not be given the opportunity to vote thereon, depending upon the nature of any such transactions, applicable law, the rules and policies of the Over the Counter Bulletin Board (“OTCBB”) or other market which we qualify Common Stock for trading, as the case may be, and the judgment of the Board regarding the submission of such issuance to a vote of our stockholders. Our stockholders have no preemptive rights to subscribe to newly issued shares.

Moreover, it is possible that additional shares of Common Stock would be issued under circumstances which would make the acquisition of a controlling interest in us more difficult, time-consuming, costly or otherwise discourage an attempt to acquire control of us. Under such circumstances the availability of authorized and unissued shares of Common Stock may make it more difficult for stockholders to obtain a premium for their shares. Such authorized and unissued shares could be used to create voting or other impediments or to frustrate a person seeking to obtain control of us by means of a merger, tender offer, proxy contest or other means. Such shares could be privately placed with purchasers who might cooperate with the board in opposing such an attempt by a third party to gain control of us or could also be used to dilute ownership of a person or entity seeking to obtain control of us. Although we do not currently contemplate taking such action, shares of Common Stock could be issued for the purposes and effects described above and the Board reserves its rights to issue such stock for such purposes.

The authorization of additional shares of Common Stock pursuant to this proposal will have no dilutive effect upon the proportionate voting power of our present stockholders. However, to the extent that shares are subsequently issued to persons other than our present stockholders, such issuance could have a dilutive effect on the earnings per share and voting power of present stockholders. If such dilutive effect on earnings per share occurs, we expect that any such dilutive effect would be relatively short in duration. As described above, we believe that the proposed increase in the number of authorized shares of Common Stock will provide the flexibility needed to meet corporate objectives and is in the best interest of our stockholders.

FORWARD LOOKING STATEMENTS

This Information Statement and other reports that we file with the SEC contain forward-looking statements about our business containing the words “believes,” “anticipates,” “expects” and words of similar import. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results or performance to be materially different from the results or performance anticipated or implied by such forward-looking statements. Given these uncertainties, shareholders are cautioned not to place undue reliance on forward-looking statements. Except as specified in SEC regulations, we have no duty to publicly release information that updates the forward-looking statements contained in this Information Statement. An investment in our Company involves numerous risks and uncertainties, including those described elsewhere in this Information Statement. Additional risks will be disclosed from time-to-time in our future SEC filings.

ADDITIONAL INFORMATION

This Information Statement should be read in conjunction with certain reports that we previously filed with the Securities and Exchange Commission (the “SEC”), including our:

•	Annual Report for the year ended December 31, 2004 (the “Form 10-KSB”);

•	Quarterly Report for the period ended September 30, 2005 (the “Form 10-QSB”)

Copies of these reports are not included in this Information Statement but may be obtained from the SEC’s web site at “www.sec.gov.” We will mail copies of our prior SEC reports to any shareholder upon written request.

BY ORDER OF THE BOARD OF DIRECTORS

By:	/s/ Mark Basile
Mark Basile, President

Melville New York
February ___, 2006